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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)    3/7/97
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                          SI DIAMOND TECHNOLOGY, INC.
              (Exact name of Registrant as specified in charter)

    TEXAS                          1-11602              76-0273345
  (State of                      (Commission          (IRS Employer
Incorporation)                   File Number)     Identification Number)

       12100 Technology Boulevard
            Austin, Texas                                78727
(Address of principal executive office)                (Zip Code)


Registrant's telephone number, including area code: (512) 331-6200



                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)



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Item 5.  Other Events



     On March 11, 1997, the Company issued 1,500 shares of its Series F Preferred Stock in a transaction under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), for which the Company received $1,500,000 (less a 10% commission). As of March 21, 1997 the Company also had a subscription for the issuance of an additional 200 shares of the Series F Preferred Stock for which it will receive an additional $200,000 (less a 10% commission). The Company has authorized the issuance of up to 2,500 shares of Series F Preferred Stock. The Series F Preferred Stock does not pay any dividends and has no voting rights except as otherwise required by law.

     The shares of Series F Preferred Stock are convertible into shares of the Company's common stock, par value $.001 (the "Common Stock"), at any time after the earlier of (i) the effective date of a registration statement covering the shares of Common Stock into which the Series F Preferred Stock is convertible (the "Conversion Shares"), or (ii) 90 days after the date of issuance of the Series F Preferred Stock. Each share of Series F Preferred Stock is convertible into the number of shares of Common Stock determined by dividing (i) the product of (a) the original Issue price of the shares of Series F Preferred Stock, multiplied by (b) .04 times the number of years (or portion thereof) from the date of issuance of the Series F Preferred Stock, by (ii) the Conversion Price (as hereinafter defined). The "Conversion Price" shall be the lesser of (x) $1.75 or (y) 80% of the ten-day average closing bid price of the Common Stock prior to the conversion date. Upon conversion, if the Conversion Price is $.75 or less the Company shall have the right to redeem the Series F Preferred Stock being converted in cash by paying the holder an amount equal to the number of Conversion Shares it would have received had conversion taken place multiplied by the Conversion Price. Each share of Series F Preferred Stock outstanding on March 10, 1999 automatically shall be converted into Common Stock on such date in accordance with the Conversion Price and the other terms of conversion then in effect.

     Under the Regulation D Subscription Agreement between the Company and the purchasers of the Series F Preferred Stock (the "Reg D Subscription Agreement"), the Company has agreed not to issue any debt or equity securities for cash in private (non-registered) capital raising transactions for 90 days without obtaining the prior written approval of holders of a majority of the Series F Preferred Stock then outstanding. Notwithstanding this limitation, (i) the Company may make an offering of convertible debentures pursuant to Regulation S (see Item 9 below) and (ii) because the Company did not issue Series F Preferred Stock with a stated value of $2,500,000 by March 20, 1997, the Company may after such date make an offering or otherwise raise additional funds up to a net amount to be received by the Company of $800,000.

     The Company and the purchasers of the Series F Preferred Stock are also parties to a Registration Rights Agreement. Pursuant to such agreement the Company will file a registration statement within 30 days covering the resale of the Conversion Shares. The Company is obligated to keep the registration statement effective for one year. If the registration statement is not declared effective within 90 days as a result of the Company's failure to file or failure to diligently strive to have it declared effective by such date, the Company shall pay the holders 1.5% of the stated value of the Series F Preferred Stock sold per month until the registration statement is declared effective, payable in Common Stock.

     The Statement of Resolutions regarding the Series F Preferred Stock, the Reg D Subscription Agreement and the Registration Rights Agreement are filed as exhibits hereto and the foregoing description is qualified it its entirety by reference thereto.
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     Item 7.  Financial Statements and Exhibits


     3.1 Statement of Resolutions Establishing and Designating the Company's Series F Preferred Stock, as filed with the Secretary of State of the State of Texas on March 10, 1997.

     4.1 Form of Subscription Agreement by and between the Company and the Holders of the Company's Eight Percent (8%) Convertible Debentures.

     4.2   Form of the Company's Eight Percent (8%) Convertible Debentures.

     4.3 Form of Regulation D Subscription Agreement by and between the Company and the Holders of the Company's Series F Preferred Stock.

     4.4 Form of Registration Rights Agreement by and between the Company and the Holders of the Company's Series F Preferred Stock.


     Item 9.  Sales of Equity Securities Pursuant to Regulation S.


     On March 7, 1997, the Company issued an 8% Convertible Debenture (the "Debenture") in the principal amount of $555,555 pursuant to Regulation S promulgated under the Securities Act. After commissions, the Company received net proceeds of $500,000. The purchaser of the Debenture was Income Partnership of America, Ltd., a Belize corporation (the "Purchaser"). The Debenture matures on March 7, 1999. Interest will accrue and also be payable (either in cash or Common Stock, at the Company's option) on the maturity date.

     The Debenture is convertible into Common Stock at any time after 60 days. The conversion price shall be 75% of the average of the closing bid price per share of Common Stock on the NASDAQ Small Cap Market (or such other principal market for such Common Stock as the case may be) for the 10 consecutive trading days immediately prior to the conversion date.

     The Purchaser, or its affiliates, also agreed to purchase an additional Debenture, of the same principal amount and under identical terms and conditions, within 60 days.

     The Subscription Agreement between the Company and the Purchaser and the Debenture are filed as exhibits hereto and the foregoing description is qualified in its entirety by reference thereto.

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       Pursuant to the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                      SI DIAMOND TECHNOLOGY, INC.

Dated:  March 21, 1997                By:  /s/ Douglas P. Baker
                                           --------------------------
                                           Douglas P. Baker
                                           Vice President and
                                           Chief Financial Officer



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